AGREEMENT FOR SHARE EXCHANGE

This AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is entered into on May 23, 2022, with an effective date of the Effective Time (as defined below), by and among Pedro’s List, Inc., a Nevada corporation (“Acquiring Company”), Pedro’s List U.S. L.L.C., a Nevada limited liability company (“Target Company”), and each of the members of Target Company identified on the signature pages hereto. Such members own 100% of the membership units and ownership interests in Target Company and are sometimes referred to herein as the “Members.”

RECITALS

WHEREAS, Acquiring Company is a publicly-traded company trading under ticker symbol QSMG;

WHEREAS, Acquiring Company desires to acquire all of the membership units and ownership interests in Target Company in exchange for the consideration and upon the terms set forth below; and

WHEREAS, the Board of Directors of Acquiring Company and each of the Members and managers of Target Company have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1       The Exchange. At the Closing (as hereinafter defined), Acquiring Company shall acquire 100% ownership of Target Company.  Consideration to be paid by Acquiring Company shall be 100,000,000 shares of Acquiring Company’s common stock (the “Shares”), in exchange for 100% ownership of Target Company (such exchange of shares shall be referred to herein as the “Exchange”). The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law. Immediately following completion of the share exchange transaction through the issuance of the Shares, Acquiring Company shall have a total of 361,055,120 shares of its common stock issued and outstanding. For federal income tax purposes, it is intended that the Exchange of the Common Shares shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2       Closing and Effective Time. Subject to the provisions of this Agreement, the parties shall hold a closing (the “Closing”) on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived, or (ii) at such time and place as the parties hereto may agree. Notwithstanding the foregoing, the Closing Date, shall be considered the effective date of the Exchange for tax and accounting purposes (the “Effective Time”), but in no event shall the Closing occur later than July 15, 2021, unless both parties agree, in writing, to extend the Closing beyond that date.

1.3       Actions at Closing. At Closing:

(a)               The Members shall execute and deliver to Acquiring Company 100% of the ownership of Target Company, and each of the Members shall deliver the Assignments to Acquiring Company attached hereto as Exhibit A.

(b)               The Acquiring Company shall deliver the Acceptance of Assignments attached hereto as Exhibit A.

(c)               The Acquiring Company shall issue the Members and other parties the Shares pursuant to the issuance instruction schedule attached hereto as Exhibit B for the Common Shares.

(d)               The parties to this Agreement further agree to execute, acknowledge and deliver such additional documents, take such additional actions and furnish such additional information as may be reasonably necessary to carry out fully the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1       Representations and Warranties of Acquiring Company. Acquiring Company represents and warrants to Target Company as follows:

(a)        Organization, Standing and Power. Acquiring Company is or will be after the effective date a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a Material Adverse Effect. “Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or prospects of Target Company or Acquiring Company, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

(b)       Capitalization. As of the date of this Agreement, the authorized capital stock of the Acquiring Company consists of 750,000,000 shares of common stock, par value $0.001, of which 261,055,120 shares are issued and outstanding.

(c)       Articles of Incorporation and Bylaws. Copies of the Acquiring Company’s Articles of Incorporation, as amended and restated, and Bylaws, which have been delivered to Target Company, are true, correct and complete copies thereof.

(d)       Authority. Acquiring Company has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by its shareholders, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or shareholder proceedings on the part of Acquiring Company are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)       Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Articles of Incorporation or Bylaws of Acquiring Company or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiring Company or its properties or assets except for any such conflict or violation, which when taken together with all other conflict or violation, is not likely to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Acquiring Company in connection with the execution and delivery of this Agreement by Acquiring Company, or the consummation by Acquiring Company of the transactions contemplated hereby.

(f)       Books and Records. Acquiring Company has made and will make available for inspection by Target Company upon reasonable request all the books of account, relating to the business of Acquiring Company. Such books of account have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Target Company by Acquiring Company are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)       Compliance with Laws. Acquiring Company is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental entity applicable to it, its properties or the operation of its businesses.

(h)       Litigation. There is no suit, action or proceeding pending, or, to the knowledge of Acquiring Company threatened against or affecting Acquiring Company, which is reasonably likely to have a Material Adverse Effect on Acquiring Company, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Acquiring Company having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(i)       Taxes. Acquiring Company has filed all tax returns and reports required to be filed as of the Closing with all other jurisdictions where such filing is required by law; and Acquiring Company has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods or accruing prior to Closing. As of the Closing, Acquiring Company knows of (i) no other tax returns or reports which were required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period ending before the Closing.

2.2       Representations and Warranties of Target Company. Target Company represents and warrants to Acquiring Company as follows:

(a)       Organization, Standing and Power. Target Company and each of its subsidiaries are a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a Material Adverse Effect.

(b)       Capitalization. As of the date of this Agreement and as of Closing, the Members are the only members of Target Company and each of its subsidiaries, and there are no other persons or entities having any Shares, equity or other ownership interests in Target Company or its subsidiaries.

(c)       Articles of Organization. Copies of the Target Company and each of its subsidiaries’ Articles of Incorporation or Articles of Organization, as applicable, which have been delivered to Acquiring Company, are true, correct and complete copies thereof.

(d)       Authority. Target Company and each of its subsidiaries has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by its managers or members, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate proceedings on the part of Target Company or each of its subsidiaries are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)       Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Articles of Incorporation or Bylaws of Target Company or any of the Articles of Organization or Operating Agreements of its subsidiaries or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target Company and each of its subsidiaries or its properties or assets except for any such conflict or violation, which when taken together with all other conflict or violation, is not likely to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Target Company and each of its subsidiaries in connection with the execution and delivery of this Agreement by Target Company and each of its subsidiaries, or the consummation by Target Company and each of its subsidiaries of the transactions contemplated hereby.

(f)       Books and Records. Target Company and each of its subsidiaries has made and will make available for inspection by Acquiring Company upon reasonable request all the books of account, relating to the business of Target Company and each of its subsidiaries. Such books of account have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Acquiring Company by Target Company and each of its subsidiaries are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)       Compliance with Laws. Target Company and each of its subsidiaries is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental entity applicable to it, its properties or the operation of its businesses.

(h)       Litigation. There is no suit, action or proceeding pending, or, to the knowledge of Target Company and each of its subsidiaries threatened against or affecting Target Company and each of its subsidiaries, which is reasonably likely to have a Material Adverse Effect on Target Company and each of its subsidiaries, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Target Company and each of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(i)       Taxes. Target Company and each of its subsidiaries has filed all tax returns and reports required to be filed as of the Closing with all other jurisdictions where such filing is required by law; and Target Company and each of its subsidiaries has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods or accruing prior to Closing. As of the Closing, Target Company and each of its subsidiaries knows of (i) no other tax returns or reports which were required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period ending before the Closing.

(j)       Licenses, Permits; Intellectual Property. Target Company and each of its subsidiaries owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

(k)       Title to Property. Target Company and each of its subsidiaries has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of Target Company and each of its subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 2.2(k) or such as would not have a Material Adverse Effect. Any real property and facilities held under lease by Target Company and each of its subsidiaries are held by it under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

2.3       Representations and Warranties of Members. Each of the Members represents and warrants to Acquiring Company as follows:

(a)       Membership Units Free and Clear. The membership units of Target Company that Member owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)       Unqualified Right to Transfer Shares. Shareholder has the unqualified right to sell, assign, and deliver its Shares of Target Company, and, upon consummation of the transactions contemplated by this Agreement, Acquiring Company will acquire good and valid title to such Shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)       Agreement and Transaction Duly Authorized. Shareholder is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such Shareholder is a party or by which such Shareholder is bound.

ARTICLE III

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

3.1       Restricted Shares. The Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering under the Securities Act of 1933, as amended (“Securities Act”). Accordingly, the Shares shall be considered “restricted securities” for purposes of the Securities Act, and the holders of Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom. The certificates evidencing the Shares shall contain a legend to the foregoing effect that represents the following:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (“THE ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

3.2       Access to Information. Upon reasonable notice, Acquiring Company and Target Company and each of its subsidiaries shall each afford to the officers, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

ARTICLE IV

CONDITIONS PRECEDENT TO CLOSING

4.1       Conditions to Each Party’s Obligation to Effect the Exchange. The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment by the other party of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby, as well as the satisfaction of the following conditions on or before the Closing:

4.2       Conditions to Obligations of Acquiring Company. The obligation of Acquiring Company to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing unless waived by Target Company:

(a)	Representations and Warranties. The representations and warranties of Target Company and each of its subsidiaries set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing, except as otherwise stated in this Agreement, and Target Company shall complete all government and legal process to transfer 100% of the membership units from the Members to Acquiring Company.
(b)	Completion of Audit of Target Companies and its Subsidiaries. The Target Company shall cause an audit of the Target Company to be completed prior to the Closing of the transaction and the Closing shall be completed as soon as practicable after the completion of the proforma audit of the Company and its subsidiaries.

4.3       Conditions to Obligations of Target Company. The obligation of Target Company to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing unless waived by Acquiring Company:

(a)	Representations and Warranties. The representations and warranties of Acquiring Company as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing, except as otherwise stated in this Agreement.

(b)	Completion of Audit of Target Companies and its Subsidiaries. The Target Company shall cause an audit of the Target Company to be completed prior to the Closing of the transaction and the Closing shall be completed as soon as practicable after the completion of the proforma audit of the Company and its subsidiaries.

ARTICLE V

TERMINATION AND AMENDMENT

5.1       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)       by mutual consent of Acquiring Company, Target Company, and all of the Members;

(b)       by either Acquiring Company, Target Company, and/or all of the Members, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party or parties, as set forth in this Agreement, which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable.

5.2       Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 5.1, this Agreement shall forthwith become void and, subject to the following, there shall be no liability or obligation on the part of any party hereto. In the event of termination under Section 5.1(a), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. In the event of termination under Section 5.1(b), all costs and expenses incurred in connection with this Agreement by the non-breaching parties shall be paid by the breaching party.

5.3       Amendment. This Agreement may be amended by mutual agreement of Acquiring Company, Target Company, and all of the Members. Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

5.4       Extension; Waiver. At any time prior to the Closing, any party hereto, by action taken individually or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VI

GENERAL PROVISIONS

6.1       Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for as long as the applicable statute of limitation shall remain open.

6.2       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Acquiring Company:

ab@pedroslist.us

(b)	If to Target Company:

ab@pedroslist.us

(c)	If to the Members:

ab@pedroslist.us

To the addresses identified on Exhibit B hereto.

6.3       Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

6.4       Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

6.5       Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

6.6       Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

6.7       No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

6.8       Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

6.9       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

ARTICLE VII

OTHER PROVISIONS

7.1       Bankruptcy, Insolvency, Etc. In the case of Acquiring Company instituting (a) any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors or (b) the dissolution, liquidation, or winding up of Acquiring Company or any substantial portion of its business prior to the date which is eighteen (18) months following the Effective Time, this Agreement shall be deemed null and void and Acquiring Company shall immediately return to the Shareholder the Target Company Shares.

IN WITNESS WHEROF, this Agreement has been signed by the parties set forth below as of the date set forth above.

[Signatures on the following page]

ACQUIRING COMPANY: Pedro’s List, Inc., a Nevada corporation By:/s/ Andrew Birnbaum________________
Andrew Birnbaum Chief Executive Officer & Director
TARGET COMPANY: Pedro’s List U.S. L.L.C., a Nevada limited liability company By: /s/ Andrew Birnbaum______________
Its: Chief Executive Officer

MEMBERS OF TARGET COMPANY:

Andrew Birnbaum

Exhibit A

FORM OF ASSIGNMENT AND

TRANSFER POWERS

FOR VALUE RECEIVED, Andrew Birnbaum, hereby sells, assigns and transfers to Pedro’s List, Inc., a Nevada corporation, all of his or her membership units and ownership interest in Pedro’s List U.S. L.L.C., a Nevada limited liability company, standing in his or her name on the books of said corporation.

DATED this 23rd day of May 2022.

/s/ Andrew Birnbaum__________________

Print Name: Andrew Birnbaum

Print Address: 3105 Brightridge Drive

Las Vegas, NV 89134

ACCEPTANCE OF ASSIGNMENT

Pedro’s List, Inc. hereby accepts the assignment of the aforesaid membership units and ownership interests and agrees to be bound by the terms and conditions of the Operating Agreement of Pedro’s List U.S. L.L.C. and the rights and obligations thereunder.

DATED this 23rd day of May 2022.

Pedro’s List, Inc.

/s/ Andrew Birnbaum

Andrew Birnbaum

CEO

Exhibit B

ISSUANCE INSTRUCTIONS

Name of Member	Amount of QSMG shares received
Andrew Birnbaum	100,000,000
Total shares issued	100,000,000